Exhibit 3.58.1

DO NOT WRITE ABOVE THIS LINE; RESERVED FOR ACC USE ONLY.

ARTICLES OF AMENDMENT

FOR-PROFIT CORPORATION

Read the Instructions C014i

1.	ENTITY NAME – give the exact name of the corporation as currently shown in A.C.C. records:

MERITAGE HOMES OF GEORGIA REALTY, INC.

2.	A.C.C. FILE NUMBER: -1949155-3
Find the A.C.C. file number on the upper corner of filed documents OR on our website at: http://www.azcc.gov/Divisions/Corporations

3.	Date on which the attached amendment was adopted: 10/28/2014.

4.	Does the amendment provide for an exchange, reclassification or cancellation of issued shares?
☐ Yes – go to number 4.1 and continue. No – go to number 5 and continue.

4.1 If your answer to number 4 was “yes,” does the amendment contain provisions for implementing the exchange, reclassification or cancellation of issued shares?
☐ Yes – go to number 5 and continue. ☐ No – go to number 4.2 and continue.

4.2    If your answer to number 4.1 was “no,” you must provide a statement of the provisions for implementing the exchange, reclassification or cancellation of issued shares – attach a separate sheet with the statement.

5.	Check one box concerning approval of the amendment and follow instructions (review the Instructions C014i for information about voting groups):

☐ Approved by incorporators or board of directors without shareholder action, and shareholder approval was not required or no shares have been issued- go to number 6.

Approved by shareholders but not voting groups – complete numbers 5.1 and 5.2.

☐ Approved by shareholders and voting groups – complete numbers 5.1, 5.2, and 5.3.

☐ Approved by voting group(s) only – complete numbers 5.1 and 5.3.

5.1    Shares – list below each class and/or series of shares and the total number of outstanding shares for each class or series (example: common stock, 100 shares). If more space is needed, check this box ☐ and complete and attach the Shares Issued Attachment form C097.

Class: Common	Series: N/A	Total: 1,000
Class:	Series:	Total:
Class:	Series:	Total:
Class:	Series:	Total:
Class:	Series:	Total:

5.2	Shareholder approval (all blanks must be filled in):

Total votes entitled to be cast	Votes in favor that were sufficient for approval of amendments	Votes against amendments
1,000	1,000	0

5.3	Voting Groups – complete each blank below for each voting group. Review the Instructions C014i for information about voting groups. If more space is needed, check this box and complete and attach the Voting Attachment form C089.

Voting Group (class / series)	Total votes in voting group	Indisputable votes at meeting	Votes in favor that were sufficient for approval of amendments	Votes against amendments

6.	A copy of the corporation’s amendment must be attached to these Articles.

SIGNATURE:	By checking the box marked “I accept” below, I acknowledge under penalty of perjury that this document together with any attachments is submitted in compliance with Arizona law.

☑ I ACCEPT Mel Faraoni	10/29/14

Signature	Printed Name	Date

REQUIRED – check only one:

☐	I am the Chairman of the Board of Directors of the corporation filing this document.	I am a duly-authorized Officer of the corporation filing this document.	☐	I am a duly authorized bankruptcy trustee, receiver, or other court-appointed fiduciary for the corporation filing this document.

EXHIBIT A

AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

MERITAGE HOMES OF GEORGIA REALTY, INC.

Article First of the Articles of Incorporation is amended to read as follows:

“The name of the corporation is MTH Shelf Co., Inc.”

A-1